Exhibit 99.1
For Immediate Release
October 3, 2007
GIBRALTAR TO SELL THE ASSETS AND CEASE THE OPERATIONS
OF ITS HUBBELL STEEL SUBSIDIARY
Action Expected to Improve Gibraltar’s Operating Characteristics
     BUFFALO, NEW YORK (October 3, 2007) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced it will sell the assets and cease the operations of its Hubbell Steel subsidiary. Hubbell’s results, including losses resulting from the differences between the carrying value and the net realizable value of its assets including goodwill, will be reported as discontinued operations when Gibraltar reports its earnings for the quarter ended September 30, 2007. Gibraltar expects to incur a charge in the range of $13 million to $16 million as a result of this action. The Company will provide additional detail when it reports its third-quarter earnings on October 31.
     Hubbell Steel, a service center specializing in coated and painted products, was acquired by Gibraltar in 1995. It has annualized sales of approximately $45 million, operates two facilities (one near Chicago and another in Birmingham, Alabama), and employs approximately 40 people. Gibraltar expects to complete the Hubbell shutdown and the sale of its assets before the end of this year.
     “This decision is part of our plan to sell non-core assets and businesses, and it is consistent with earlier actions to improve the performance of our Processed Metal Products segment, including last year’s sale of our strapping operations, the elimination of our Duferco Farrell joint venture earlier this year, and the consolidation of two Buffalo-area steel processing facilities into a single location. We will continue to focus our resources and capital on those areas that provide the best strategic fit and which will produce the highest returns for our shareholders,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     “Our decision to exit this business – together with our recent acquisitions and ongoing efforts to improve our existing operations – are all steps we are taking to strengthen the performance characteristics of Gibraltar. We expect that this shutdown will positively impact our financial performance on an ongoing basis,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 4,000 employees and operates 84 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.
– – 30 – –
CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.